UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 20, 2013
Date of Report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0001-34885	55-0856121
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100
Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 20, 2013, Amyris, Inc. (the “Company”) entered into that certain Securities Purchase Agreement (the “SPA”) for the sale of up to $5.0 million in principal amount of the Company’s unsecured convertible notes (the “Notes”) to Naxyris, S.A. (“Naxyris”), an existing stockholder of the Company.  The Company entered into the SPA to provide additional cash availability if needed before the closing of a convertible note financing, which is pending certain closing conditions, including a final regulatory approval.  The SPA contemplates that the Notes may be issued in one or more closings to occur at the option of the Company at any time prior to October 31, 2013, following the satisfaction of certain closing conditions, including a requirement that the Company pay an availability fee of $250,000 to Naxyris.

The Company may prepay any Notes issued under the SPA at any time, and if not prepaid, the Notes are due: (i) initially on the earlier of December 16, 2013 or the Tranche I Closing Date (as such term is defined in that certain Securities Purchase Agreement, dated as of August 8, 2013 (the “Purchase Agreement”), by and among the Company and the other parties thereto) (the “Initial Maturity Date”), and (ii) if not paid on or before the Initial Maturity Date, on the earlier of the five-year anniversary of the Initial Maturity Date and the date on which the Company obtains a quarter-end cash balance of $50.0 million.  The Notes accrue interest of 10% per annum, payable quarterly in arrears (paid in kind), from the Initial Maturity Date until converted or repaid.  Upon repayment of the Notes, the Company is also obligated to pay Naxyris a borrowing fee equal to the product of (i) the total principal amount of the Notes outstanding divided by $5.0 million, multiplied by (ii) $250,000 (the “Borrowing Fee”).

The Notes, including the Borrowing Fee and any accrued interest, are convertible into the Company’s common stock, $0.0001 par value per share (the “Common Stock”) at any time after the Initial Maturity Date and prior to the final maturity date, at a conversion price per share equal to $2.57 the consolidated closing bid price of the Common Stock on NASDAQ on September 19, 2013, subject to adjustment based on proportional adjustments to outstanding Common Stock and certain dividends and distributions.  The Notes include standard covenants and events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, and breaches of the covenants in the SPA and Notes.

Additional Agreements

The SPA also requires the Company to enter into an Amendment No. 4 to Amended and Restated Investors’ Rights Agreement (the “Rights Agreement Amendment” and the underlying agreement, as amended, the “Rights Agreement”), and, under the Notes, unless waived by Naxyris, the Company agreed to register the Common Stock issuable upon conversion of the Notes in accordance with the Rights Agreement if the Notes are not repaid by the Initial Maturity Date. Under the Rights Agreement, certain holders of the Company’s outstanding securities can request the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the shares of Common Stock held by (or issued upon conversion of other Company securities, including the Notes, held by) the requesting holders.  Further, under the Rights Agreement, if the Company registers securities for public sale, the Company stockholders with registration rights under the Rights Agreement have the right to include their shares of Common Stock in the registration statement.  Additionally, holders of the Company’s outstanding securities with registration rights under the Rights Agreement can request that the Company register all or a portion of their Common Stock on Form S-3 if the Company is eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000.  The Rights Agreement Amendment would extend such rights under the Rights Agreement to the Common Stock issuable upon conversion of the Notes.

Item 3.02.  Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

The proposed sale and issuance of the Notes as disclosed in Item 1.01 of this Current Report on Form 8-K is intended to be exempt from registration under the Act in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: September 25, 2013	By:	/s/ Nicholas Khadder
Nicholas Khadder Interim General Counsel and Corporate Secretary